CERTIFICATE OF DESIGNATION

of the

RIGHTS AND PREFERENCES

of the

SERIES A CONVERTIBLE PREFERRED STOCK

AND

SERIES B PREFERRED STOCK

of

KLONDIKE STAR MINERAL CORPORATION

The undersigned, the President of Klondike Star Mineral Corporation, a Delaware corporation (the "Corporation"), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the following resolution creating a series of Series A Convertible Preferred Stock was duly adopted by the Board of Directors of the Corporation.

RESOLVED, that pursuant to the authority expressly granted to and vested in this Board of Directors by the provisions of the Articles of Incorporation of the Corporation, this Board of Directors hereby creates a series of preferred stock (the "Preferred Stock"), no par value per share, of the Corporation to be designated as Series A Convertible Preferred Stock, initially consisting of 2,000,000 shares. Except as provided herein or as required by law, the relative rights and the preferences of the Series A Convertible Preferred Stock shall be as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

The Corporation hereby designates 2,000,000 shares of the Preferred Stock as Series A Convertible Preferred Stock (the "Series A Preferred Stock"), which shall have the following rights, preferences and terms:

Section 1. Dividends. The holders of the Series A Preferred Stock shall be not entitled to receive dividends except with respect to the Common Stock received by way of conversion (treating each share of Series A Preferred Stock as being equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock could be converted pursuant to the provisions of Section 4 hereof with such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

Section 2. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings only after any amount shall be paid or distributed to the holders of any class of Common.

Section 3. Voting Power. Except as otherwise expressly provided herein or as required by law, the holder of each share of Series A Preferred Stock shall be not entitled to vote on any matters submitted to a vote of the holders of outstanding voting securities.

Section 4. Conversion. The holders of the Series A Preferred Stock shall have the following conversion rights:

(a) Notice of Tender Offer. In the event the Corporation receives a tender offer, as defined pursuant to Regulation 14D of the Securities Exchange Act of 1934 ("Exchange Act"), to purchase a majority of issued and outstanding common stock of the Corporation, the holders of the outstanding shares of Series A Preferred Stock shall be entitled to cause any or all of such holder's shares to be converted into such number of fully paid and nonassessable shares of Common Stock and Series B Preferred Stock.

(b) Conversion Rights. Upon the occurrence of an event as described in Section 4(a) above, and only upon such an event, the holder shall have the right to convert as follows:

(i) The corporation shall issue one (1) share of its Common Stock; and

(ii) For each one share of Series A Preferred Stock surrendered for conversion, the Corporation shall issue one (1) share of Series B Preferred Stock.

(c) Notice Triggering Conversion Rights. Upon receiving notice of a tender offer pursuant to Rule 14d-3 of Regulation 14D of the Exchange Act (or, if such Rule is superseded or modified, then the new or amended Rule), the Corporation shall, within three (3) days of receiving such tender offer, provide notice to each holder as set forth in Section 10 below. Upon receipt of such notice from the Corporation, the rights of conversion commence, and the holder shall be entitled to the conversion procedures as set forth in Section 4(d) below.

(d) Conversion Procedures. Any holder of Series A Preferred Stock converting such shares into shares of Common Stock and Series B Preferred Stock pursuant to Section 4(b), shall surrender the certificate or certificates representing the Series A Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Series A Preferred Stock or such office or offices in the continental United States or Canada of an agent for conversion as may from time to time be designated by notice to the holders of the Series A Preferred Stock by the Corporation, accompanied, in the case of conversion pursuant to Section 4(b), by written notice of conversion. Such notice of conversion shall (i) specify the number of shares of Series A Preferred Stock to be converted, (ii)  include payment of any applicable transfer tax and (iii) specify the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion. Upon surrender of a certificate representing Series A Preferred Stock for conversion, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock and Series B Preferred Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing Series A Preferred Stock, only part of which are to be converted, the Corporation shall issue and send to such holder or such holder's designee, in the manner set forth in the preceding sentence, a new certificate or certificates representing the number of shares of Series A Preferred Stock which shall not have been converted.

(e) Effective Date of Conversion. The issuance by the Corporation of shares of Common Stock upon a conversion of Series A Preferred Stock into shares of Common Stock made at the option of the holder thereof pursuant to Section 4(b) hereof shall be effective as of the surrender of the certificate or certificates for the Series A Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto). On and after the effective date of conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock.

(f) Fractional Shares. The Corporation shall not be obligated to deliver to holders of Series A Preferred Stock any fractional share of Common Stock issuable upon any conversion of such Series A Preferred Stock, but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law.

(g) Reservation of Common Stock and Preferred Series B Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of Series A Preferred Stock as herein provided, free from any preemptive rights or other obligations (except such rights and obligations created in connection with the issuance of the Series A Preferred Stock as are entered into by the holders thereof and the Corporation), such number of shares of the Common Stock and Preferred Series B Stock as shall from time to time be issuable upon the conversion of all the Series A Preferred Stock then outstanding provided that the shares of Common Stock and Preferred Series B Stock so reserved shall not be reduced or affected in any manner whatsoever so long as any Series A Preferred Stock is outstanding, except in the case of a reverse stock split or stock combination. The Corporation shall prepare and shall use its reasonable business efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration, qualification or listing of the Common Stock, in order to enable the Corporation lawfully to issue and deliver to each holder of record of Series A Preferred Stock such number of shares of its Common Stock and Preferred Series B Stock as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock then outstanding and convertible into shares of Common Stock.

(h) Adjustments to Conversion Price. The Conversion Price in effect from time to time shall be subject to adjustment as follows:

(i) Stock Dividends, Subdivisions and Combinations. Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price shall, simultaneously with the happening of such dividend, subdivision or combination, be adjusted by multiplying the then effective Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 4(g)(i) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and, in the case of a subdivision or combination, immediately as of the effective date thereof.

(ii) Other Adjustments. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date (calculated in accordance with Section 4(d) hereof), retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4 as applied to such distributed securities.

(i) If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert each such share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reclassification or change, all subject to further adjustment as provided herein.

(i) Notices. In each case of an adjustment or readjustment of the Conversion Price, the Corporation will furnish each holder of Series A Preferred Stock with a certificate, prepared by the chief financial officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

Section 5. No Reissuance of Series A Preferred Stock. No share or shares of the Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock accordingly.

Section 6. Protective Provision. So long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not without the affirmative vote or written consent of the holders of a majority in interest of the Series A Preferred Stock, voting as a class, alter or change the rights, preferences or privileges of the Series A Preferred so as to materially and adversely affect such shares.

SERIES B PREFERRED STOCK

Section 7. Voting Power. Each share of Series B Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal four (4) shares of Common Stock as of the record date for the determination of stockholders entitled to vote on or consent to such matters or, if no such record date is established, as of the date on which notice of such meeting is mailed or the date any written consent of stockholders is solicited. Pursuant to Delaware laws, Title 8, Chapter 1, Subchapter VII, Section 212(a), the right to vote shall be limited to a vote for directors, either at a special or annual meeting of shareholders. Except as required by law, the holders of shares of the Series B Preferred Stock and the Common Stock shall vote together as a single class on all matters.

Section 8. Conversion. The holders of the Series B Preferred Stock shall not have the right to convert into Common Stock or any other series of preferred stock authorized or issued by the Corporation. Except as set forth in Section 7 above, the holder of Series B Preferred Stock shall have no other rights, including, inter alia, any right to dividends or rights of liquidation, dissolution or winding up.

MISCELLANEOUS

Section 9. Transferability. Except as approved by the Board of Directors, neither Series A Convertible Preferred Stock nor Series B Preferred Stock shall be transferable by the holders thereof.

Section 10. Notice. Notice is given to a holder if sent electronically (read receipt required), via facsimile or via overnight delivery, signature required, to the holder at the address provided by the holder to the Corporation's transfer agent.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true as of the 12th day of January 2006.

KLONDIKE STAR MINERAL CORPORATION

a Delaware corporation

By

Its: President